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                              FINANCIAL STATEMENTS

                                   EXHIBIT 99

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                          WILMINGTON TRUST CORPORATION

                        2000 EMPLOYEE STOCK PURCHASE PLAN

          WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                              MAY 31, 2004 AND 2003

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WILMINGTON TRUST CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN

AUDITED FINANCIAL STATEMENTS

MAY 31, 2004 AND 2003

FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Registered Public Accounting Firm .................     1

Statements of Financial Condition........................................     2

Statements of Income and Changes In Participants' Equity.................     3

Notes to Financial Statements............................................     4

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KPMG

  KPMG LLP
  1601 Market Street
  Philadelphia, PA 19103-2499

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Wilmington Trust Corporation
  Benefits Administration Committee:

We have audited the accompanying statements of financial condition of Wilmington Trust Corporation 2000 Employee Stock Purchase Plan (the Plan) as of May 31, 2004 and 2003, and the related statements of income and changes in participants' equity for each of the years in the three-year period ended May 31, 2004. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of May 31, 2004 and 2003, and its income and changes in participants' equity for each of the years in the three-year period ended May 31, 2004, in conformity with U.S. generally accepted accounting principles.

                                  /s/ KPMG LLP

July 23, 2004

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WILMINGTON TRUST CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF FINANCIAL CONDITION

                                                                      May 31,      May 31,
                                                                       2004         2003
                                                                    ----------   ----------
ASSETS
     Investments, at fair value - interest-bearing deposits
          held at Wilmington Trust Company                          $3,089,411   $3,296,913
                                                                    ==========   ==========
LIABILITIES AND PARTICIPANTS' EQUITY
     Taxes withheld for participants                                $    1,041   $      783
     Participants' equity                                            3,088,370    3,296,130
                                                                    ----------   ----------
          Total liabilities and participants' equity                $3,089,411   $3,296,913
                                                                    ==========   ==========

See notes to financial statements.

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WILMINGTON TRUST CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF INCOME AND CHANGES IN PARTICIPANTS' EQUITY

                                                                    Years Ended May 31,
                                                                    -------------------
                                                           2004            2003            2002
                                                       -----------      -----------     -----------
INCOME

Investment income - interest                           $     1,491      $     2,680     $     2,577
                                                       -----------      -----------     -----------
      Total income                                           1,491            2,680           2,577

OTHER ADDITIONS

Contributions from participants (including
      amounts due back to participants of
      $1,145, 179,484 and $72,430 at
      May 31, 2004, 2003 and 2002, respectively)         3,087,920        3,294,233       2,608,130
                                                       -----------      -----------     -----------

                                                         3,089,411        3,296,913       2,610,707
                                                       -----------      -----------     -----------
DEDUCTIONS

Distributions to participants:
      Wilmington Trust Corporation
         common stock                                    3,114,749        2,535,700       2,268,537
      Cash                                                 182,164           75,007          14,266
                                                       -----------      -----------     -----------

                                                         3,296,913        2,610,707       2,282,803
                                                       -----------      -----------     -----------

NET (DEDUCTIONS)/ ADDITIONS                               (207,502)         686,206         327,904

PLAN BALANCE AT
      BEGINNING OF YEAR                                  3,296,913        2,610,707       2,282,803
                                                       -----------      -----------     -----------
PLAN BALANCE AT
      END OF YEAR                                      $ 3,089,411      $ 3,296,913     $ 2,610,707
                                                       ===========      ===========     ===========

See notes to financial statements.

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WILMINGTON TRUST CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2004 AND 2003

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

Investments consist of interest-bearing savings accounts held by Wilmington Trust Company, a related party. Those accounts are carried at cost, which approximates fair market value.

The administrative costs of the 2000 Employee Stock Purchase Plan (the "Plan") of Wilmington Trust Corporation (the "Corporation") are paid by the Corporation.

The accounting records of the Plan are maintained on the accrual basis. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE B -- DESCRIPTION OF PLAN

The Board of Directors of the Corporation approved the Plan on February 17, 2000. The Corporation's stockholders approved the Plan on May 11, 2000 to commence on June 1, 2000. The Plan replaced the Corporation's 1996 Employee Stock Purchase Plan, which terminated on May 31, 2000 and contained substantially similar provisions. The Plan provides for the purchase of up to 800,000 shares of the Corporation's common stock by eligible employees. See Note D below. For any offering period, each eligible employee may elect to have up to the lesser of 10% of their annual base salary or $21,250 deducted from their pay and accumulated with interest until the end of the offering period. The minimum contribution must be an amount equal to the offering price of five shares.

At the end of each offering period, the balance in each participant's payroll deduction account is applied to the purchase of the largest number of full shares of the Corporation's common stock possible without exceeding the maximum number of shares the participant elected. The price at which the shares are deemed to have been purchased is equal to 85% of the lesser of the last sale price of the Corporation's common stock on the New York Stock Exchange at the beginning or end of the offering period. Any unused balance in a participant's account at the end of an offering period is refunded to the participant, with interest. Shares to be purchased under the Plan are authorized common shares of the Corporation.

Shares to be delivered to an employee will be registered in the employee's name.

The Plan had 1,184 participants at May 31, 2004 and 1,417 participants at May 31, 2003.

On February 26, 2004, the Board of Directors of the Corporation adopted the Wilmington Trust Corporation 2004 Employee Stock Purchase Plan, which replaces the Plan with a new plan which

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

WILMINGTON TRUST CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

MAY 31, 2004 AND 2003

NOTE B -- CONTINUED

contains substantially similar provisions. The Corporation's stockholders approved the new plan on April 15, 2004. The Board of Directors has the authority to amend or terminate the new plan at any time; however, the new plan will terminate automatically on May 31, 2008.

NOTE C -- RELATED PARTY TRANSACTIONS

The Corporation administers the plan as well as issues its common stock to participants.

The Corporation issued 123,323 shares of its common stock at $25.03 per share for the offering period ended May 31, 2004 and 126,359 shares of its common stock at $24.65 per share for the offering period ended May 31, 2003. The Plan disbursed $3,086,775 and $3,114,749 from the Plan to purchase those shares in June 2004 and June 2003, respectively.

NOTE D-- INCOME TAX STATUS

It is the intention of the Corporation to have the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the provisions of the Plan are construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. At the time of issuance to the individual, the difference between the purchase price and the fair market value of the stock purchased under the Plan is not includable in the participant's gross income for federal income tax purposes.

NOTE E -- AMENDMENT OR TERMINATION

The Board of Directors may amend or terminate the Plan at any time. Any options previously granted will not be effected by a termination or amendment. No amendment may be made without prior approval of the shareholders if it would permit the issuance of more than 800,000 shares of common stock, permit payroll deduction at a rate in excess of 10% of an employee's base salary, or is otherwise required by law. See also Note B.

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